Exhibit 99.1

BioDelivery Sciences Adds $20 Million in Debt Financing

from MidCap Financial

Non-dilutive proceeds to further support the ongoing launch of BUNAVAIL

RALEIGH, N.C. – June 1, 2015 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced today that it has secured an additional $20.7 million in gross debt funding from MidCap Financial to bring BDSI’s total outstanding debt with MidCap to $30 million in a single senior secured loan.

The proceeds of the loan strengthen BDSI’s cash position as the company focuses its efforts behind the ongoing commercial launch of BUNAVAIL®.

In addition to the increasing size of BDSI’s facility with MidCap, the amended and restated facility lowers the overall cost of the company’s debt with MidCap through a reduction in loan-related fees. The secured loan has a term of 42 months with interest only payments for the first 12 months. The interest rate is 8.45% plus a LIBOR floor of 0.5%.

Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI, stated “This funding bolsters our available capital resources well into 2016 as we continue to make a concentrated effort behind the launch of BUNAVAIL. In addition, we see this as a positive, non-dilutive way to lower our overall cost of debt while extending our cash runway. We are pleased to partner again with MidCap and we thank them for their continued confidence in our business.”

BDSI and MidCap originally entered into a $20 million secured loan facility in 2013 which has subsequently been paid down to approximately $9.3 million.

Additional details regarding this transaction are expected to be made available in a Current Report on Form 8-K to be filed by BDSI with the Securities and Exchange Commission.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on utilization of the FDA’s 505(b) (2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s particular area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence.

BDSI’s headquarters is located in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com

Facebook:	Facebook.com/BioDeliverySI

Twitter:	@BioDeliverySI

About MidCap Financial

MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial refers to MidCap FinCo Limited, a private limited company domiciled in Ireland, and its subsidiaries. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, LLC, pursuant to an investment management agreement. Apollo Global Management is one of the world’s leading alternative investment managers with approximately $163 billion of assets under management (as of March 31, 2015), providing market leading industry expertise, market reach, and financing synergies. References to MidCap Financial prior to January 2015 are to its predecessor, MidCap Financial, LLC. Additional information about MidCap Financial can be found at: www.midcapfinancial.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto (including, without limitation, at the presentations described herein) contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the Company’s use of the loan proceeds described herein and results of the commercial launch of BUNAVAIL and the Company’s clinical trials for, and FDA review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc All other trademarks and tradenames are owned by their respective owners.

© 2015 BioDelivery Sciences International, Inc. All rights reserved.

CONTACTS

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com